As filed with the Securities and Exchange Commission on August 3, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CEC ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Kansas	48-0905805
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4441 West Airport Freeway Irving, Texas	75062
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $.10 par value	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

                                                                                      (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

(Title of Class)

EXPLANATORY NOTE

This Registration Statement on Form 8-A/A (Amendment No. 2) amends and restates in its entirety the Form 8-A relating to the common stock of CEC Entertainment, Inc. (the “Company”) filed by the Company on June 25, 1998, as subsequently amended on the Form 8-A/A (Amendment No. 1) filed by the Company on October 14, 2008.

Item 1.	Description of Registrant’s Securities to be Registered.

The description set forth below does not purport to be complete and is qualified in its entirety by reference to the Second Restated Articles of Incorporation (the “Articles of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company.

General

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.10 per share (the “Common Stock”), and 500,000 shares of Class B Preferred Stock, par value $100.00 per share (the “Class B Preferred Stock”). As of July 26, 2010, there were 21,534,893 shares of Common Stock outstanding and there were no shares of Class B Preferred Stock outstanding. As of July 26, 2010, 1,417,021 shares of Common Stock were reserved and available for issuance under the Company’s restricted stock plans.

Common Stock

The rights of the holders of the Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on holders of Class B Preferred Stock that the Board of Directors may determine to authorize and issue in the future. Rights that may be conferred on holders of Class B Preferred Stock issued under the Articles of Incorporation may adversely affect the rights of holders of the Common Stock.

Dividends. Subject to the rights of holders of Class B Preferred Stock, if any, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor, at such times and in such amounts as the Board of Directors may from time to time determine.

Voting. The holders of shares of Common Stock each have one vote for each share so held. Commencing with the annual meeting of stockholders in 2011, each director of the Company will be elected for a one-year term. Directors elected before the 2011 annual meeting of stockholders of the Company will serve the remaining duration of their three-year terms. Stockholders of the Company are not entitled to cumulative voting of their shares in elections of directors. The Articles of Incorporation further provide that the Company shall not authorize or issue any class or series of nonvoting equity securities.

Other Rights. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any Class B Preferred Stock then outstanding.

Provisions Affecting a Potential Change in Control. The following provisions of the Articles of Incorporation and Bylaws may have the effect of delaying or inhibiting any attempts to take control of the Company: (i) the elimination of cumulative voting in elections of directors, (ii) the authorized Class B Preferred Stock with respect to which the Board of Directors retains the power to issue and to determine voting rights and (iii) the unissued and unreserved shares of capital stock that may be issued.

The unissued and unreserved shares of capital stock may be issued for a variety of proper corporate purposes, including future private or public offerings to raise additional capital or facilitate acquisitions. One of the effects of the existence of such unissued and unreserved shares may be to enable the Company’s Board of Directors to discourage an attempt to change control of the Company and thereby to protect the continuity of the Company’s management.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Investor Services.

Item 2.	Exhibits.

The following exhibits are filed herewith and made a part hereof.

3.1	Second Restated Articles of Incorporation of the Company dated as of May 4, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-13687) as filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2010)

3.2	Amended and Restated Bylaws of the Company dated as of May 4, 2010 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-13687) as filed with the Commission on May 6, 2010)

4.1

Specimen form of Certificate representing $.10 par value Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 10-Q (File No. 001-13687) as filed with the Commission on

October 29, 2009)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CEC ENTERTAINMENT, INC.

Date: August 3, 2010

	By:	/S/ JAY YOUNG
Jay Young
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Document

3.1	Second Restated Articles of Incorporation of CEC Entertainment, Inc. (the “Company”) dated as of May 4, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-13687) as filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2010)

3.2	Amended and Restated Bylaws of the Company dated as of May 4, 2010 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-13687) as filed with the Commission on May 6, 2010)

4.1	Specimen form of Certificate representing $.10 par value Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 10-Q (File No. 001-13687) as filed with the Commission on October 29, 2009)

5